Exhibit 5





                                February 29, 1996



ALLTEL Corporation
One Allied Drive
Little Rock, AR  72202

         Re:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to ALLTEL Corporation (the "Company") in connection with the proposed issuance and sale by the Company of up to $300,000,000 aggregate principal amount of debt securities (the "Debt Securities") to be issued pursuant to the Indenture (the "Indenture") between the Company and Society National Bank, as trustee (the "Trustee"). In rendering the opinions expressed below, we are familiar with the actions taken by the Company in respect thereof and have examined originals or certified or attested copies of such certificates, records or documents as we have deemed necessary for the purposes of this opinion.

         We call your attention to the fact that the Indenture provides that it is to be governed by and construed in accordance with the laws of the State of Ohio. For purposes of our opinions expressed in paragraphs (2) and (3) below, we have assumed, with your approval, that the Indenture would be governed by and construed in accordance with the domestic substantive laws of the State of Arkansas without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction, and no opinion is expressed herein as to any matter governed by any law other than such laws of Arkansas, the United States of America and the General Corporation Law of the State of Delaware.

         Based on the foregoing, we are of the opinion that:

         (1) when the Board of Directors of the Company or a committee designated thereby, or the authorized officers of the Company acting pursuant to a delegation of authority to them by such a committee, has determined the price and other terms and conditions relating to the issue and sale of the Debt Securities, the Debt Securities will have been duly authorized by the Company;

         (2) upon the execution and delivery to the Trustee of a duly executed written order of the Company, the Debt Securities will be issuable under the terms of the Indenture; and

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ALLTEL Corporation
February 29, 1996
Page 2



         (3) upon the execution, certification and delivery of the Debt Securities in accordance with the authorizations referred to above and in accordance with the Indenture (including full payment therefor), the Debt Securities will be legally issued and binding obligations of the Company.

         The opinion expressed in numbered paragraph (3) is qualified to the extent that enforcement of the rights and remedies in the Indenture and the Debt Securities referred to therein is subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         We understand that this opinion is to be used in connection with the Company's Registration Statement on Form S-3 relating to the Debt Securities to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of said Registration Statement and the use of our name therein and in the related Prospectus under the caption "Legal Matters."

                                            Very truly yours,

                                            ROSE LAW FIRM,
                                            a Professional Association



                                            By: /s/  Richard N. Massey
                                                     Richard N. Massey

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